Exhibit 99.1

Oceaneering Announces Record First Quarter Earnings

— Reaffirms 2012 EPS Guidance of $2.45 to $2.65

— Initiates Second Quarter 2012 EPS Guidance of $0.64 to $0.68

April 25, 2012 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2012. On revenue of $594.9 million, Oceaneering generated net income of $51.5 million, or $0.47 per share. During the corresponding period in 2011, Oceaneering reported revenue of $470.4 million and net income of $42.1 million, or $0.39 per share.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec. 31,
	2012	2011	2011
Revenue	$594,893	$470,420	$574,197
Gross Profit	123,303	98,801	130,746
Income from Operations	75,987	61,067	82,468
Net Income	51,455	$42,070	$58,317

Diluted Earnings Per Share	$0.47	$0.39	$0.54

Year over year, quarterly earnings per share (EPS) improved as all business segments achieved higher operating income, led by Remotely Operated Vehicles (ROV). Sequentially, quarterly EPS declined, as anticipated, principally due to a reduction in operating income from Subsea Products.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our EPS was up over 20% compared to the first quarter of 2011 and our outlook for the rest of this year remains very positive. We continue to forecast our 2012 EPS to be in the range of $2.45 to $2.65, another record earnings year. For our services and products, we expect continued international demand growth and a moderate rebound in overall activity in the U.S. Gulf of Mexico (GOM).

“Year over year, quarterly ROV operating income improved on the strength of higher demand in most areas of the world, particularly in the GOM and off West Africa. Our ROV days on hire rose 17% and fleet utilization increased to 79% from 71% a year ago. During the quarter we put five new systems into service and retired two. At the end of the quarter we had 270 vehicles in our ROV fleet, an increase of 10 from March 2011. For the balance of 2012, we expect to place 15 to 20 more new systems into service and retire three.

“Compared to the first quarter of 2011, Subsea Projects operating income was higher due to the commencement of the field support vessel services contract with BP offshore Angola and the addition of the Ocean Patriot to our GOM vessel fleet.

“Sequentially, quarterly Subsea Products operating income declined on lower demand for our subsea hardware and Installation and Workover Control System (IWOCS) services, primarily due to project timing. Our Subsea Products backlog at quarter-end was $402 million, up from $382 million at the end of March and December of 2011. Since the end of the quarter, we announced the award of a large umbilical contract that added $70 million to our products backlog.

“For the second quarter of 2012, we expect improvements in demand and operating results for all of our oilfield business segments. We are forecasting EPS of $0.64 to $0.68.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At the end of the quarter our cash exceeded our debt. During the quarter we generated EBITDA of $116 million and for 2012 we anticipate generating at least $550 million. We fully intend to pursue organic growth and acquisition opportunities to expand Oceaneering’s asset base and earnings capability.

“Today we announced an increase in our regular quarterly cash dividend to $0.18 from $0.15 per share. This underscores our confidence in Oceaneering’s financial strength and future business prospects.

“Looking beyond 2012, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation for the balance of 2012 of placing 15 to 20 new ROVs into service and retiring three; 2012 EPS range forecast; expectation of record earnings in 2012 based on continued international demand growth and a moderate rebound in overall activity in the GOM; backlog, to the extent that backlog may be an indicator of future revenue or profitability; expected improvements in demand and operating results for all of its oilfield business segments for the second quarter of 2012; second quarter 2012 forecasted EPS range; expectation that its liquidity and projected cash flow will provide ample resources to invest in the company’s growth; anticipated 2012 EBITDA; intent to pursue organic growth and acquisitions to expand its asset base and earnings capability; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates.

These forward-looking statements are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest income/expense, net, and depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of these EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedules.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, April 26, 2012 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2012	Dec. 31, 2011
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $127,492 and $106,142)	$973,067	$984,122
Net Property and Equipment	948,622	893,308
Other Assets	532,823	523,114

TOTAL ASSETS	$2,454,512	$2,400,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$525,994	$501,375
Long-term Debt	100,000	120,000
Other Long-term Liabilities	216,563	221,207
Shareholders’ Equity	1,611,955	1,557,962

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,454,512	$2,400,544

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31, 2012	Mar. 31, 2011	Dec. 31, 2011
	(in thousands, except per share amounts)

Revenue	$594,893	$470,420	$574,197
Cost of services and products	471,590	371,619	443,451

Gross Profit	123,303	98,801	130,746
Selling, general and administrative expense	47,316	37,734	48,278

Income from Operations	75,987	61,067	82,468
Interest income	344	167	428
Interest expense	(545)	(147)	(350)
Equity earnings of unconsolidated affiliates, net	804	470	859
Other income (expense), net	(1,473)	(141)	1,792

Income before Income Taxes	75,117	61,416	85,197
Provision for income taxes	23,662	19,346	26,880

Net Income	$51,455	$42,070	$58,317

Weighted Average Number of Diluted Common Shares	108,761	109,002	108,671
Diluted Earnings per Share	$0.47	$0.39	$0.54

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with Company’s latest Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31, 2012	Mar. 31, 2011	Dec. 31, 2011
		($ in thousands)

Remotely Operated Vehicles	Revenue	$193,971	$164,328	$200,681
	Gross Profit	$66,392	$55,408	$69,298
	Operating income	$56,933	$47,406	$59,100
	Operating margin	29%	29%	29%
	Days available	24,246	23,274	24,277
	Utilization	79%	71%	79%

Subsea Products	Revenue	$172,081	$157,318	$196,987
	Gross Profit	$46,781	$41,787	$53,285
	Operating income	$29,510	$27,683	$36,743
	Operating margin	17%	18%	19%
	Backlog	$402,000	$382,000	$382,000

Subsea Projects	Revenue	$72,676	$37,569	$45,263
	Gross Profit	$11,911	$5,331	$9,108
	Operating income	$7,567	$3,036	$6,769
	Operating margin	10%	8%	15%

Asset Integrity	Revenue	$93,456	$58,350	$66,826
	Gross Profit	$12,230	$9,397	$10,888
	Operating income	$6,538	$5,880	$6,473
	Operating margin	7%	10%	10%

Advanced Technologies	Revenue	$62,709	$52,855	$64,440
	Gross Profit	$7,723	$6,313	$9,688
	Operating income	$3,509	$2,517	$5,215
	Operating margin	6%	5%	8%

Unallocated Expenses	Gross Profit	$(21,734)	$(19,435)	$(21,521)
	Operating income	$(28,070)	$(25,455)	$(31,832)

TOTAL	Revenue	$594,893	$470,420	$574,197
	Gross Profit	$123,303	$98,801	$130,746
	Operating income	$75,987	$61,067	$82,468
	Operating margin	13%	13%	14%

SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$92,677	$109,492	$308,998
	Depreciation and amortization	$40,588	$35,437	$38,479

The above should be read in conjunction with the Company’s latest Annual Report on Form 10-K.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended
	Mar. 31, 2012	Mar. 31, 2011	Dec. 31, 2011
	(in thousands)
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
Net Income	$51,455	$42,070	$58,317
Depreciation and Amortization	40,588	35,437	38,479

Subtotal	92,043	77,507	96,796

Interest (Income)/Expense, Net	201	(20)	(78)
Provision for Income Taxes	23,662	19,346	26,880

EBITDA	$115,906	$96,833	$123,598

	2012 Estimates
	Low	High
	(in thousands)

Net Income	$265,000	$290,000
Depreciation and Amortization	165,000	175,000

Subtotal	430,000	465,000

Interest (Income)/Expense, Net	—	—
Provision for Income Taxes	120,000	135,000

EBITDA	$550,000	$600,000